Exhibit 99.1

James R. Tobin, former CEO of Boston Scientific, Joins Globus Medical Board of Directors

Audubon, PA, August 31, 2015: Globus Medical, Inc. (NYSE:GMED), a leading musculoskeletal implant manufacturer, today announced that James R. Tobin has been appointed to the company’s Board of Directors.

Mr. Tobin served as President and Chief Executive Officer of Boston Scientific from March 1999 to July 2009 during which time the company’s revenues grew from more than $2 billion to over $8 billion. During his tenure, Boston Scientific achieved a number of significant milestones, including the successful commercial launch of numerous products, significant acquisitions and strategic alliances (including the transformative acquisition of Guidant Corporation), and the growth of Boston Scientific’s international business to more than 40% of the company’s annual revenues. Before joining Boston Scientific, Mr. Tobin served as President and CEO of Biogen Inc., where he was instrumental in making it one of the world’s most successful biotechnology companies. Prior to joining Biogen, Mr. Tobin was an executive with Baxter International. He became President and Chief Operating Officer of Baxter in 1992 and was responsible for all operations of the $9 billion company. Mr. Tobin holds an M.B.A. from Harvard Business School and an A.B. from Harvard College.

“We are excited to welcome Jim to our Board of Directors,” said David Paul, Globus Medical’s Chairman and Chief Executive Officer. “Jim has developed extensive expertise in the medical technology industry, both domestically and internationally, over his career. We will greatly benefit from his management and operational experience as we continue to implement our strategic plan of introducing innovative products, expanding our domestic and international sales forces, and making focused acquisitions.”

“I am honored to join Globus Medical’s Board of Directors,” said Mr. Tobin. “Globus is a proven innovator in the musculoskeletal industry and has built an incredibly strong organization with industry leading profitability by focusing on the needs of its surgeon customers and their patients. I look forward to working with the other directors and the management team and contributing to the future direction and growth of this dynamic company.”

About Globus Medical, Inc.
Globus Medical, Inc. is a leading musculoskeletal implant company based in Audubon, PA. The company was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders. Additional information can be accessed at www.globusmedical.com.

Contact:
Dan Scavilla
Phone: (610) 930-1800
Email: investors@globusmedical.com
www.globusmedical.com